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                                                                 Exhibit--(h)(3)

                                                                        EXECUTED

                                                                  EXECUTION COPY

                            ADMINISTRATION AGREEMEMT

      Agreement dated as of October 1, 2005 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and each of Laudus Trust and Laudus Variable Insurance Trust, each a Massachusetts business trust (hereinafter each is referred to individually as the "Trust").

      WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF ADMINISTRATOR

      The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

      The Trust will initially consist of the portfolio(s) and/or class(es) of shares (each an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trust and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Trust and the Administrator at the time of the addition of the Investment Fund.

2.    DELIVERY OF DOCUMENTS

            The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

      a.    The Trust's Declaration and by-laws;
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                  b.    The Trust's currently effective registration statement
                        under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Trust's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

                  c. Certified copies of the resolutions of the Board of Trustees of the Trust (the "Board") authorizing (1) the Trust to enter into this Agreement and (2) certain individuals or entities on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses ("Authorized Persons");

                  d. A copy of the investment advisory agreement between the Trust and its investment adviser; and

                  e. Such other certificates, documents or opinions which the Administrator reasonably believes to be necessary or appropriate in the proper performance of its duties, subject to the consent of Trust which shall not be unreasonably withheld.

3.        REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

                  The Administrator represents and warrants to the Trust that:

                  a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

                  b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

                  c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                  d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

                  e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.


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 4.       REPRESENTATIONS AND WARRANTIES OF THE TRUST

                  The Trust represents and warrants to the Administrator that:

                  a. It is a business trust, duly organized, existing and in good standing under the laws of Massachusetts;

                  b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                  c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                  d. It is an investment company duly registered under the 1940 Act;

                  e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

                  f. No legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement;

                  g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

                  h. As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest, and it will initially offer shares, in the authorized amounts as set forth in Schedule A to this Agreement.

 5.       ADMINISTRATION SERVICES

                  The Administrator shall provide the services set forth on Schedule C hereto (collectively, "Services"), subject to the control, supervision, authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.


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                  The Administrator shall perform such other services for the
Trust that are mutually agreed to by the parties from time to time in writing, for which the Trust will pay such fees as may be mutually agreed upon in writing, including the Administrator's reasonable out-of-pocket expenses which are required to perform such other services. All such expenses in excess of $500 must be pre-approved by the Trust in writing and such approval shall not be unreasonably withheld. The provision of such services shall be subject to the terms and conditions of this Agreement.

 6.       FEES; EXPENSES; EXPENSE REIMBURSEMENT; DELEGATES

                  The Administrator shall receive from the Trust such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable within thirty (30) days of the Trust's receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable within thirty (30) days of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its reasonable out-of-pocket costs which are required to perform the services under this Agreement, All expenses in excess of $500 must be pre-approved by the Trust in writing and such approval shall not be unreasonably withheld. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

                  At no additional charge to the Trust, the Administrator shall provide the office facilities, equipment, supplies, the personnel and other items determined by it to perform the services contemplated herein. The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered in writing by or for the Trust through the Administrator and for any other reasonable expenses not contemplated by this Agreement that the Administrator may incur on the Trust's behalf at the Trust's request or with the Trust's consent. All such equipment, supplies and expenses must be pre-approved by the Trust in writing and such approval shall not be unreasonably withheld.

                  The Trust will bear all expenses that are incurred in its operation and not assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: the Trust's organizational expenses; cost of services of independent accountants and the Trust's outside legal and tax counsel (including such counsel's review of the Trust's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums applicable to the Trust's operation; costs incidental to any meetings of shareholders (excluding costs specifically assumed by the Administrator) including, but not limited to, the


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Trust's legal and accounting fees, proxy filing fees and the costs of printing and mailing of any proxy materials; costs incidental to Board meetings (excluding costs specifically assumed by the Administrator), including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of printing and distribution of the Trust's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of filing of the Trust's tax returns, Form N-1A or N-2, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the Trust's fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services that have been approved by the Trust used in computing the Investment Funds' net asset values.

                  The Administrator is authorized to and may employ or associate with such person, persons, entity or entities as the Administrator may deem desirable to assist it in performing its duties under this Agreement (collectively, "Delegates"); provided, however; (1) Administrator may not delegate more fifty percent of any Service to such Delegates without the prior written approval of the Trust which shall not be unreasonably withheld; (2) Administrator shall pay all compensation and expenses of such Delegates; and;
(3) Administrator agrees that as used in this paragraph, the references to Delegates applies only to the provision of services by temporary workers or sub-contractors for the purpose of handling short-term increases in Trust activity or short-term shortage of Administrator personnel.

 7.       INSTRUCTIONS

                  At any time, the Administrator may apply to any officer of the Trust or to independent accountants for the Trust for written instructions with respect to any matter arising in connection with the services to be performed by the Administrator under this agreement. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek instructions, except to the extent, Administrator is required by law or the other terms of this Agreement to obtain such instructions. Administrator shall act in accordance with all such instructions, unless Administrator reasonable believes that to do so would violate applicable law or the other terms of this Agreement. Administrator shall provide written notice to the Trust of its intention to not act on any instructions.

 8.       STANDARD OF CARE / LIMITATION OF LIABILITY AND INDEMNIFICATION

                  The Administrator shall, at all times, act in good faith and exercise reasonable care in performing the Services. The Administrator shall be responsible for the performance of only the Services and shall have no responsibility for the actions or activities of any other party, including other service providers. Notwithstanding the foregoing sentence, the Administrator shall be fully responsible for the acts and omissions of such Delegates as Administrator is for its own acts and omissions. The Administrator shall be entitled to obtain, receive, rely on and act upon the advice of counsel for the Trust on all matters. The Administrator shall be without


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liability for any action reasonably taken or omitted in good faith in accordance with the advice of counsel for the Trust. For the avoidance of doubt, it is hereby specifically understood and agreed that nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such advice of counsel for the Trust.

                  The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator's duties hereunder in good faith reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator's appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Administrator, its directors, officers, employees or Delegates (the "Responsible Parties"). Neither party shall be liable to the other party for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any liability relating to the Trust's compliance with any federal or state tax or securities statute, regulation or ruling, the Administrator's liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

                  The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control or, on an industry standard basis, its anticipation.

                  The Trust shall indemnify and hold the Administrator and its directors, officers, employees and Delegates harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (collectively "Losses"), incurred by the Administrator resulting from any claim, demand, action or suit (collectively "Claims") in connection with any action or omission by the Administrator in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been communicated by Authorized Persons or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Responsible Parties in cases of its or their own negligence, bad faith or willful misconduct.

                  The indemnification contained herein shall survive the termination of this Agreement.


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 9.       DISASTER RECOVERY AND BUSINESS CONTINUITY

                  The Administrator shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Administrator in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Administrator in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Administrator shall act in good faith and take reasonable steps to minimize service interruptions.

 10.      SERVICE LEVEL DOCUMENTS

                  The Trust and the Administrator may from time to time, in good faith, agree on certain performance measures by which the Administrator is expected to provide the services contemplated by this Agreement ("Service Level Documents"). The Service Level Documents are designed to provide metrics and other information that can be utilized by the parties to help measure the Administrator's performance. The parties agree the Service Level Documents reflect performance measures as opposed to specific contractual obligations. Notwithstanding, the parties agree that (1) Administrator's inability to achieve such performance measures may give rise to grounds for termination pursuant to
Section 14; and (2) Administrator's performance and/or nonperformance of the services, separate and apart from the performance measures in the Service Level Documents, may give rise to any remedies tort or contract that the Trust may assert against Administrator under the terms of this Agreement.

 11.      CONFIDENTIALITY

                  Definition of "Trust Confidential Information". The term "Trust Confidential Information" means any information that Trust discloses, whether in writing, electronically or orally, to Administrator whether in tangible or intangible form which is identified as confidential at the time of disclosure or which by the circumstances of disclosure or nature of the information would be considered to be confidential. By way of example and not limitation, Trust Confidential Information includes: (i) any information concerning Trust's, its agents or licensors' technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning Trust's, its agents or licensors' financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, customer information, and unpublished financial information, including information concerning revenues, profits and profit margins. Administrator agrees that Trust will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends. Without limiting the foregoing, to the extent disclosed to the Administrator, portfolio holdings information of the Trust shall be deemed to be Confidential Information of the Trust until such time as such portfolio holdings information shall made in a public filing by the Trust. The Administrator shall not purchase or sell securities or


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other investments on the basis of confidential portfolio holdings information of the Trust provided to the Administrator and shall take reasonable steps to prevent any employee or agent of Administrator from purchasing or selling securities or other investments on the same basis.

      Restrictions on Use. Without the prior written consent of Trust, Administrator will not use any portion of Trust Confidential Information for any purpose other than for the services provided under this Agreement. Administrator further agrees that:

      (a) it will hold Trust Confidential Information of Trust in the strictest confidence;

      (b) it will exercise the same care with respect to Trust Confidential Information as it exercises with respect to its own proprietary and confidential information;

      (c) it will not, without Trust's prior written consent, copy or disclose to any third party any portion thereof;

      (d) it will notify immediately Trust of any unauthorized disclosure or use unless in and ownership of Trust Confidential Information resulting from such unauthorized disclosure or use by or through Administrator; and

      (e) it will restrict dissemination of Trust Confidential Information to only those persons within or related to its organization who are involved in the delivery of services provided under this Agreement to Administrator's regulatory authorities as required to comply with such regulatory authorities' request or order and to Administrator's examiners, auditors, directors and legal counsel to the extent Administrator believes the same is reasonably required provided that Administrator makes reasonable efforts to notify such parties as to the confidential nature of the Trust Confidential.

      Exceptions. The foregoing shall not prohibit or limit Administrator's use, disclosure, reproduction or dissemination of Trust Confidential Information which:

      (a) is or becomes public domain information or material through no fault or breach on the part of Administrator;

      (b) as demonstrated by the written records of Administrator or otherwise, was already lawfully known (without restriction on disclosure) to Administrator prior to the information being disclosed to Administrator by Trust or any representative of Trust;

      (c) has been or is hereafter rightfully furnished to Administrator without restriction on disclosure by the Trust or a third person lawfully in possession thereof;

      (d) has been independently developed, by or for Administrator, without reference to Trust Confidential Information;

      (e) is requested or required to be disclosed pursuant to any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or


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            other similar process where required by law, regulation, rule or self-regulatory organization rule, or where the Administrator has determined that disclosure is necessary for the protection of its interests, provided that, unless prohibited from doing so in such circumstance, the Administrator notifies the Trust as promptly as possible so that Trust may to have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such disclosure by Administrator, such disclosure will not otherwise affect Administrator's obligations hereunder with respect to Trust Confidential Information so disclosed which is retained by Administrator; or

      (f) is disclosed by the Administrator with the prior written consent of the Trust, which consent shall not be unreasonably withheld.

Any Trust Confidential Information in the possession of Administrator that has been disclosed to it by Trust or any representative of Trust that is not within any of the exceptions above shall be considered confidential unless the Administrator may demonstrate otherwise by records and documentation or other reasonable means.

      Equitable Relief. Administrator agrees and acknowledges that any breach of
Section 11 may cause Trust irreparable harm for which monetary damages would be inadequate. Accordingly, Trust will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of Section 11 by Administrator, as well as monetary damages.

      No Publicity. Neither party will announce or disclose the existence of this Agreement, or its contents to any third party without the prior written consent of the other or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

12.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

                  The Trust assumes full responsibility for complying with all securities, banking, tax, commodities and other laws, rules and regulations applicable to it.

                  The Administrator assumes full responsibility for complying with all applicable securities, banking, tax, commodities and other laws, rules and regulations applicable to it in connection with and as applicable to its provision of services hereunder.

                  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form.


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 13.      SERVICES NOT EXCLUSIVE

                  The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

14.       TERM, TERMINATION AND AMENDMENT

                  (a) This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of three (3) years from the effective date (the "Initial Term"), and thereafter shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least ninety (90) days prior to the date of termination.

                  (b) During the Initial Term and thereafter, the Administrator may, at its discretion, terminate this Agreement for cause with respect to (1) one or more Investment Funds; and/or (2) the Trust in its entirety by providing not less than 60 days prior written notice to the Trust upon occurrence of any of the following termination events:

                        (A) Trust has been convicted, pled guilty or pled no contest to criminal conduct in a criminal proceeding;

                        (B) Trust has been found to have violated federal or state law in an administrative or regulatory proceeding; provided such violation (1) involves unethical conduct; and (2) Administrator reasonably believes that such violation would have a material adverse impact on Administrator's ability to the perform services under this Agreement;

                        (C) Trust has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;


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                        (D)   Trust has been terminated for cause by the
                              Administrator pursuant to the terms of (1) any fund accounting or custody agreement between Administrator and Trust, or (2) any fund accounting, custody or administrative agreement between Administrator and any other investment company advised by Charles Schwab Investment Management, Inc. ("CSIM");

                        (E) CSIM has been terminated for cause by the Administrator pursuant to the terms of any sub-administrative agreement between Administrator and CSIM;

                        (F) Trust attempts to assign this Agreement in violation of Section 16 of this Agreement; and

                        (G) Trust has committed a material breach of this Agreement, and such breach has not been remedied by the Trust within sixty days written notice of such breach by Administrator.

                  (c) During the Initial Term and thereafter, Trust, at its discretion, may terminate this agreement for cause with respect to (1) one or more Investment Funds, and/or (2) the Trust in its entirety by providing at least 60 days written notice to Administrator upon the occurrence of any of the following termination events:

                              (A)   Administrator has been convicted, pled
                              guilty or pled no contest to criminal conduct in any criminal proceeding in connection with the provision of administration services, fund accounting services and/or custody services to any client;

                              (B)   Administrator has been found to have
                              violated federal or state law in any
                              administrative or regulatory proceeding; provided such violation (1) involves unethical behavior and
                              (2) relates to the provision of administration services, fund accounting services and/or custody services to any client;

                              (C) Administrator has encountered financial difficulties which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;


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                        (D) Administrator has been terminated by the Trust for
                        cause pursuant to the terms of (1) any fund accounting or custody agreement between Administrator or its affiliates and Trust, or (2) any fund Accounting, custody or administrative agreement between Administrator or its affiliates and any investment company (other than Trust) advised by CSIM;

                        (E) Administrator has been terminated by CSIM for cause pursuant to the terms of any sub-administrative agreement between Administrator and or its affiliates and CSIM;

                        (F) Administrator transfers fifty percent (50%) or more of any class of its voting securities; (2) transfers all, or substantially all, of its assets to a non-affiliate; or (3) attempts to assign this Agreement in violation of Section 16 of this Agreement; and

                        (G) In Trust's reasonable opinion, Administrator has not achieved one or more of the performance measures set forth in any Service Level Document established pursuant to Section 10 of this Agreement, and a plan or revised plan has not been put into place in accordance with the following procedures: In the event that Trust reasonably believes that the Administrator has not met one or more of the performance measures set forth in any Service Level Document during any calendar quarter or other period of measurement as may be set forth in any Service Level Document, the Trust may, in its discretion, submit a written deficiency notice to Administrator outlining the performance deficiencies ("Deficiency Notice"). Such Deficiency Notice must be provided to Administrator within 20 days of the end of such quarter. After receipt of such notice, Administrator shall present the Trust with a written plan to address the deficiencies set forth in the Deficiency Notice (the "Plan"). Such Plan must be provided to Trust within 30 days after receipt of the Deficiency Notice. If Administrator fails to submit a Plan within such 30 day period, Trust may terminate the Agreement upon 60 days written notice to Administrator. The Trust, in its discretion, may accept the Plan or reject the Plan ("Rejection Notice"). Such Rejection Notice must be submitted to Administrator within 15 days after submission of the Plan. If Trust fails to provide a Rejection Notice within such 15 day period, it shall be presumed that Trust accepted the Plan. In the event, Trust submits a Rejection Notice, Administrator shall submit a revised plan ("Revised Plan") to the Trust. Such Revised Plan must be


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                        provided to Trust within 30 after provision of the
                        Rejection Notice. If Administrator fails to submit a Revised Plan within such 30 day period, Trust may terminate the Agreement upon 60 days written notice to Administrator. The Trust, in its sole discretion, may accept the Revised Plan or reject the Revised Plan ("Denial Notice"). Any Denial Notice must be submitted to Administrator within 15 days after provision of the Revised Plan. If Trust fails to provide a Denial Notice within such 15 day period, it shall be presumed that Trust accepted the Revised Plan. If Trust provides a Denial Notice to Administrator, Trust may, in its sole discretion, terminate this Agreement upon 60 days written notice to Administrator. Such termination notice must be submitted to Administrator within 60 days after provision of the Denial Notice; and

                        (H) Administrator has committed a material breach of this Agreement and such breach has not been remedied by the Administrator within sixty days written notice of such breach by Trust,

            (e) Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund.

            (f) Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due and undisputed under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. All out-of pocket-expenses associated under this sub-paragraph for which the Administrator seeks reimbursement must be pre-approved by the Trust in writing, such approval shall not be unreasonably withheld.

            (g) This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

 15.      NOTICES

                  Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Trusts: 101 Montgomery Street, San Francisco, CA 94104, Attn: Jana D, Thompson, facsimile: 415-667-3484; if to the Administrator: State Street Bank and Trust Company, P.O.

Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, facsimile: 617-662-3805.

16.       NON-ASSIGNABILITY

                  This Agreement, nor any part thereof, shall be assigned by either party hereto without the prior consent in writing of the other party, except that either party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with such party.

17.       SUCCESSORS

                  This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

18.       ENTIRE AGREEMENT

                  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.       WAIVER

                  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20.       SEVERABILITY

                  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.       GOVERNING LAW

                  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

22.       REPRODUCTION OF DOCUMENTS

                  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

 23.      COUNTERPARTS

                  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                           LAUDUS TRUST

                           LAUDUS VARIABLE INSURANCE TRUST

                           By:    /s/ DANIEL KERN
                                  ------------------------------------
                           Name:  Daniel Kern

                           Title: Treasurer and Chief Financial Officer

                           STATE STREET BANK AND TRUST COMPANY

                           By:    /s/ GARY L. FRENCH
                                  ------------------------------------
                           Name:  Gary L. French

                           Title: Senior Vice President

                                                                        EXECUTED

                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A
               LISTING OF INVESTMENT FUNDS AND CLASSES OF SHARES

LAUDUS TRUST                                                          CLASSES OF SHARES
------------                                                          -----------------
Laudus Rosenberg U.S. Large Capitalization Fund                         Investor
                                                                      Institutional

Laudus Rosenberg U.S. Large Capitalization Growth Fund                  Investor
                                                                      Institutional

Laudus Rosenberg U.S. Large Capitalization Value                        Investor
Fund                                                                  Institutional

Laudus Rosenberg U.S. Discovery Fund                                    Investor
                                                                      Institutional

Laudus Rosenberg U.S. Small Capitalization Fund                         Investor
                                                                         Adviser
                                                                      Institutional

Laudus Rosenberg International Equity Fund                              Investor
                                                                      Institutional

Laudus Rosenberg International Small                                    Investor
Capitalization Fund                                                   Institutional

Laudus Rosenberg U.S. Large/Mid Capitalization                          Investor
Long/Short Equity Fund                                                Institutional

                                                                        Investor
Laudus Rosenberg Global Long/Short Equity Fund                        Institutional

                                                                        Investor
Laudus Rosenberg Value Long/Short Equity Fund                         Institutional

LAUDUS VARIABLE INSURANCE TRUST                                       CLASSES OF SHARES
-------------------------------                                       -----------------
Laudus Rosenberg VIT Value Long/Short Equity Fund                         Class 1
                                                                          Class 2

                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B
                               NOTICE FILING WITH
                        STATE SECURITIES ADMINISTRATORS

AT THE SPECIFIC DIRECTION OF THE TRUST, THE ADMINISTRATOR WILL PREPARE REQUIRED DOCUMENTATION AND MAKE NOTICE FILINGS IN ACCORDANCE WITH THE SECURITIES LAWS OF EACH JURISDICTION IN WHICH TRUST SHARES ARE TO BE OFFERED OR SOLD PURSUANT TO INSTRUCTIONS GIVEN TO THE ADMINISTRATOR BY THE TRUST.

THE TRUST SHALL BE SOLELY RESPONSIBLE FOR THE DETERMINATION (I) OF THOSE JURISDICTIONS IN WHICH NOTICE FILINGS ARE TO BE SUBMITTED AND (II) THE NUMBER OF TRUST SHARES TO BE PERMITTED TO BE SOLD IN EACH SUCH JURISDICTION. THE ADMINISTRATOR WILL MONITOR THE SALE OF TRUST SHARES FOR COMPLIANCE WITH STATE SECURITIES LAWS AND WILL PROMPTLY NOTIFY THE TRUST IF THE TRUST IS REQUIRED TO AMEND OR RENEW ANY NOTICE FILINGS OR PAY ANY ADDITIONAL NOTICE FILING FEES TO REMAIN COMPLIANT WITH STATE SECURITIES LAWS. IN THE EVENT THAT THE ADMINISTRATOR BECOMES AWARE OF (A) THE SALE OF TRUST SHARES IN A JURISDICTION IN WHICH NO NOTICE FILING HAS BEEN MADE OR (B) THE SALE OF TRUST SHARES IN EXCESS OF THE NUMBER OF TRUST SHARES PERMITTED TO BE SOLD IN SUCH JURISDICTION, THE ADMINISTRATOR SHALL REPORT SUCH INFORMATION TO THE TRUST, AND IT SHALL BE THE TRUST'S RESPONSIBILITY TO DETERMINE APPROPRIATE CORRECTIVE ACTION AND INSTRUCT THE ADMINISTRATOR WITH RESPECT THERETO.

The Blue Sky services shall consist of the following:

      1. Preparing and filing of Trust's Initial Notice Filings, as directed by the Trust;

      2.    Preparing and filing of Trust's renewals and amendments as required;

      3. Preparing and filing of amendments to the Trust's registration statement where required;

      4.    Preparing and filing Trust sales reports where required;

      5.    Payment at the expense of the Trust of all Trust Notice Filing fees;

      6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto, and any other documents, where required;

      7.    Filing of annual reports and proxy statements where required; and

      8. The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction's blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

                            ADMINISTRATION AGREEMENT
                                   SCHEDULE C
                                List of Services

1. Provide periodic testing of portfolios with respect to compliance with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and the Investment Funds' prospectus limitations as may be mutually agreed upon, including quarterly compliance reporting to the Trust's officers as well as preparation of Board compliance materials;

2. Prepare, for review and approval by officers of the Trust, such Investment Fund's periodic financial reports required to be filed with the Securities and Exchange Commission on Form N-SAR and financial information required by Form N-1A, Form N-CSR and such other reports, forms or filings as may be mutually agreed upon;

3. Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

4. Provide on a periodic basis information to the Investment Funds' Chief Compliance Officer regarding State Street's compliance with its Compliance Program;

5. Prepare and sign as paid preparer each Investment Fund's federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust's independent accountants and execution and filing by the Trust's treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

6. Prepare information for Section 852 mailings;

7. Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street;

8. Maintain certain books and records of the Trust as required under Rule 31a-l(b) of the 1940 Act, as may be mutually agreed upon;

9. Consult with the Trust's officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust;

10. Perform Blue Sky services pursuant to the specific instructions of the Trust's officers as detailed in Schedule B hereto;

11. Assist in developing guidelines and procedures to improve overall compliance by the Trust;

12. Assist the Trust in the handling of routine regulatory examinations and work with the Trust's legal counsel in response to any non-routine regulatory matters; and

13. Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-1 of the 1940 Act.